Exhibit 4.79

OP/AG

Upon this twenty-ninth day of June two thousand and six came and appeared before me, Andreas Maria Petrus Eshuis, a civil-law notary of Curaçao:

1.                                       misses Arelys Rose-Garda Altagracia Gomez-Isenia, notarial employee, married, born in Curaçao on the twenty-third day of January nineteen hundred sixty-one, resident of Curaçao, with office address in Curaçao, Rooi Catootjeweg 1, in her capacity of written mandatory of the limited liability company: BLUEWATER (GLAS DOWR) N.V., established at Curaçao, Netherlands Antilles, Kaya Richard J. Beaujon z/n, hereinafter referred to as: the “Owner”; and

2.                                       misses Maike Bergervoet, attorney, married, born in Zeeland, the Netherlands, on the twenty-ninth day of January nineteen hundred seventy-six, resident of Curaçao, with office address in Curaçao, Julianaplein 5, in her capacity of written mandatory of the limited liability company: ING BANK N.V., established in Amsterdam, The Netherlands, acting through its office at De Amsterdamse Poort, Bijlmerplein 888, hereinafter referred to as: the “Security Trustee” or the “Mortgagee”, acting (i) for itself as a Bank and (ii) in its capacity as Security Trustee for the ratable benefit of

(A)                           the limited liability company: ING Bank N.V., established in Amsterdam, The Netherlands, acting through its office at De Amsterdamse Poort, Bijlmerplein 888, Post Office Box 1800, 1000 BV Amsterdam, The Netherlands,

and each of its respective successors, permitted transferees and assigns,

hereinafter collectively referred to as: the “Banks”,

(B)                             the limited liability company: ING Bank N.V., established in Amsterdam, The Netherlands, acting through its office at De Amsterdamse Poort, Bijlmerplein 888, Post Office Box 1800, 1000 BV Amsterdam, The Netherlands (in its capacity as Arranger), hereinafter referred to as: the “Arranger”;

(C)                             the limited liability company: ING Bank N.V., established in Amsterdam, The Netherlands, acting through its office at De Amsterdamse Poort, Bijlmerplein 888, Post Office Box 1800, 1000 BV Amsterdam, The Netherlands (in its capacity as Facility Agent), hereinafter referred to as: the “Facility Agent”;

(D)                            the limited liability company: ING Bank N.V., established in Amsterdam, The Netherlands, acting through its office at De Amsterdamse Poort, Bijlmerplein 888, Post Office Box 1800, 1000 BV Amsterdam, The Netherlands (in its capacity as Security Trustee Account Bank), hereinafter referred to as: the “Security Trustee Account Bank”.

together with (a) each of the Hedging Providers who is a party to an Assigned Hedging Agreement, and (b) each of the abovementioned parties’ respective successors in title, and any permitted assignee or transferee of all or any of the rights and obligations of them, hereinafter collectively referred to as: the “Beneficiaries”.

The appearers, acting in their capacities stated, declared as follows:

WHEREAS:

A.                                   The Owner is the owner of the Vessel, as defined below;

B.                                     The parties referred to in paragraphs (A), (B), (C), and (D) above, together with Bluewater Holding B.V., Bluewater Energy Services B.V. and Bluewater (Aoka Mizu) N.V., have entered into a EIGHT HUNDRED AND FIFTY MILLION UNITED STATES DOLLARS

(US$850,000,000.-) revolving credit facility agreement dated the twenty-ninth day of June two thousand and six (hereinafter referred to as: the “Credit Agreement”);

C.                                     The Banks have agreed, according to their several obligations, to make available to the Borrowers a revolving credit facility up to an amount of EIGHT HUNDRED AND FIFTY MILLION UNITED STATES DOLLARS (US$850,000,000.-) (hereinafter referred to as: the “Credit”), to be used for the purposes of financing and refinancing part of the amounts required by the Borrowers to pay, repay, perform, satisfy and discharge certain of their respective obligations and liabilities in relation to, among other things, the Equipment under the terms and conditions set out in the Credit Agreement;

D.                                    It is a condition to the Banks making the Credit available to the Borrowers that the Owner grants a first preferred ship mortgage over the Vessel (as defined below), and the Owner has agreed to grant such mortgage in order to satisfy that condition;

E.                                      In consideration of the premises, the Owner and the Mortgagee, acting (i) for itself and (ii) in its capacity as the Security Trustee for the benefit of the Beneficiaries have agreed to enter into and to execute this Deed on the following terms and conditions.

1.                                      DEFINITIONS

1.1                                 DEFINED EXPRESSIONS

Words and expressions defined in schedule 9 to the Credit Agreement shall bear the same respective meanings when used in this Deed.

A copy of the definitions mentioned in the Credit Agreement and a copy of clause 23 of the trust deed and deed of proceeds and priorities (the “Deed of Proceeds and Priorities”) dated the twenty-ninth day of June two thousand and six between amongst other certain of the parties referred to above, shall be attached to this Deed.

1.2                                DEFINITIONS

In this Deed, unless the context otherwise requires:

“Netherlands Antilles Secured Obligations” means (i) the Relevant Obligations (as defined in the Credit Agreement) of the Owner to the Mortgagee, (ii) the Parallel Obligations (as defined in clause 23 of the Deed of Proceeds and Priorities), and (iii) the obligations of the Owner to the Mortgagee pursuant to this Deed;

“Vessel” means the Netherlands Antilles FPSO Vessel denominated “GLAS DOWR”, flying the Dutch flag and registered in Curaçao, the Netherlands Antilles, mainly built of steel in the year nineteen hundred ninety seven, on the yard of Namura Shipbuilding Co. Ltd. in Imari Shipyard, Imari City, Saga Prefecture, Japan, propelled by one propeller, driven by one diesel engine, with a capacity of eighteen thousand four hundred (18,400) BPS, with one deck and two masts, pursuant to the International Tonnage Certificate (1969), with serial number SINA 1778, issued on behalf of the Head of the Department of Tonnage Measurement of Ships in Willemstad, Curaçao, Netherlands Antilles on the seventh day of August nineteen hunddred and ninety six, measuring: gross-tonnage: fifty-six thousand nine hundred and twenty-four (56,924); and net-tonnage: thirty-one thousand seven hundred forty-two (31,742), and her machinery, boats, tackle, outfit, consumable and other stores, spare parts, belongings and appurtenances whether on board or ashore, with official number 1996-C-1514, which vessel has been registered under the laws of the Netherlands Antilles at the Office of the Registrar of Mortgages and Ship Documents in Curaçao in the name of the Owner, in connection with the transcript on the eighth day of August nineteen hundred ninety six in Register CSI, volume 10, number 1514 pursuant to a declaration of ownership dated the seventh day of August nineteen hundred ninety six.

1.3                                 HEADINGS

Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

1.4                                CONSTRUCTION OF CERTAIN TERMS

In this Deed, unless the context otherwise requires:

(a)                                  references to clauses are to be construed as references to clauses of this Deed;

(b)                                 references to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Deed or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Mortgagee;

the contents and meaning of any other document, other than this Deed, the Credit Agreement and the Deed of Proceeds and Priorities referred to in this Deed, are sufficiently known to the parties to this Deed and any further description in this Deed with respect to the applicability of these documents is not required;

(c)                                  words importing the plural shall include the singular and vice versa;

(d)                                 references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity and shall include their respective successors and permitted assigns; and

(e)                                  references to statutory provision shall be construed as references to those provisions as replaced, amended or re-enacted from time to time.

2.                                      GRANT OF MORTGAGE

2.1                                 As security for the Netherlands Antilles Secured Obligations the appearer mentioned under 1., acting on behalf of the Owner as third party security, declared to (i) grant a right of a first priority mortgage on the Vessel to the extent of the Owner’s rights, title and interest therein in favour of the Mortgagee, which accepts the same on the Vessel; (ii) as far as possible assign/pledge in favour of the Mortgagee, which hereby accepts the assignment/pledge from the Owner, of all rights and actions which the Owner has and/or will have in respect of the Vessel and the Owner authorizes the Mortgagee to solely and without the cooperation of the Owner serve upon the relevant third parties notice thereof and (iii) pledge to the Mortgagee, who accepts this pledge, the movable goods or things which belong to the Owner and are intended to serve the Vessel on a lasting basis and which can be recognized as such by their form as such but not limited to her engines, machinery, boats, tackle, outfit, spare gear, fuel, consumable or other store, belongings and appurtenances whether on board or ashore and whether or not owned or hereinafter acquired (hereinafter referred to as: “Movable Goods”) which Movable Goods can be executed together with the mortgaged goods in accordance with the rules applicable to mortgage, all three types of security to the extent up to a total amount equal to EIGHT HUNDRED AND FIFTY MILLION UNITED STATES DOLLARS (US$850,000,000).

2.2                                 Without explicit written consent of the Mortgagee the lay out, the shape or the purpose of the Vessel may not be altered, other than to the extent permitted pursuant to the terms of the General Assignment. Changes and additions made or to be made to the Vessel serve as further security for the claims for which the mortgage is granted as security, except to the extent that the Owner is permitted pursuant to the terms of the General Assignment to remove such changes and additions. The Owner is not allowed to take off or take away any changes and additions made to the secured assets other than to the extent permitted pursuant to the terms of the General Assignment.

2.3                                 The Owner represents and warrants that it has full and unconditional power to dispose of the Vessel (to the extent of the Owner’s rights, title and interest therein) and that the same is free from Encumbrances other than Permitted Encumbrances. The Owner further represents and warrants that it has a full power to perform the legal acts referred to above.

2.4                                 Upon the satisfaction, performance, discharge, repayment or payment, as the case may be, of all of the Netherlands Antilles Secured Obligations, the Mortgagee shall, at the request and cost of the Owner, release the security constituted by this Deed to the Owner or as it may direct. The Mortgagee can by cancellation in writing terminate in whole or in part the mortgage and rights of pledge granted to it.

3.                                      COVENANTS

3.1                                 The Owner hereby covenants with the Mortgagee and undertakes throughout the Security Period that it will:

(a)                                  VESSEL’S NAME AND REGISTRATION

keep the Vessel registered as a Netherlands Antilles ship at the port of Willemstad, Curaçao and not do or suffer to be done anything, or omit to do anything the doing or omission of which could or might result in such registration being forfeited or imperilled or which could or might result in the Vessel being required to be registered otherwise than as a Netherlands Antilles ship at the port of Willemstad, Curaçao;

(b)                                 CHARTER, LEASE, SALE OR OTHER DISPOSAL

subject to clause 2.6.1 of the Credit Agreement, not sell, transfer, assign, discount, pledge, charge or otherwise dispose of or deal with, or permit, any third party right to arise over or in relation to, or create or permit to subsist any Encumbrance (other than Permitted Encumbrances) over or in relation to, the Vessel nor attempt or agree or purport so to do;

(c)                                  CONVEYANCE ON DEFAULT

when the Vessel is (or is to be) sold in exercise of any power contained in clause 4 of this Deed conferred on the Mortgagee in accordance with Article 3:268 of The Netherlands Antilles Civil Code, execute, forthwith upon request by the Mortgagee, such form of conveyance of the Vessel as the Mortgagee may reasonably require;

(d)                                 REGISTRATION OF THE DEED

cause this Deed to be duly registered and otherwise comply with and satisfy all the requirements and formalities established by the laws of The Netherlands Antilles and perfect this Deed as a valid and enforceable first priority mortgage upon the Vessel and furnish to the Mortgagee from time to time such proof as the Mortgagee may reasonably request in order to satisfy itself that the Owner has complied with this sub-clause.

4.                                      EVENT OF DEFAULT/ACCELERATION EVENT

4.1                                 Each of the events listed in clause 10.1 (Events of Default) of the Credit Agreement, a copy of which clause is attached hereto, shall constitute an Event of Default for the purposes of this Deed.

4.2                                 ACCELERATION EVENTS

Each of the events listed in clause 4.3 (Acceleration Events) of the Credit Agreement, a copy of which clause is attached hereto, shall constitute an Acceleration Event for the purposes of this Deed.

4.3                                 ACCELERATION

Upon the occurrence of any Event of Default or (subject always to clause 13.4 of the Credit Agreement) any Acceleration Event and at any time thereafter, if any Event of Default or (subject always to clause 13.4 of the Credit Agreement) any Acceleration Event is then continuing, the Facility Agent may, and if so requested by the Qualified Majority Banks shall, without prejudice to any other power, right or remedy of the Beneficiaries, by written notice to the Borrowers:

(a)                                  declare that the obligations of the Banks to make any further Advance shall immediately cease, whereupon the same shall immediately cease and all of the Commitments of all of the Banks shall be reduced to zero forthwith; and/or

(b)                                 declare that the Credit at that time shall become immediately repayable in full, whereupon the same shall become immediately due and repayable, together with accrued interest and commitment commission and all other amounts expressed to be due and payable under and pursuant to the Facility Documents.

Upon the occurrence of any Facility Event (whether or not the Facility Agent shall have issued any Acceleration Notice and whether or not the Security Trustee has made any demand under clause 3.1 of the Facility Guarantee, but subject always to clause 13.4 of the Credit Agreement) the Mortgagee shall become forthwith entitled (but provided always that the Mortgagee may only commence any such enforcement action at a time at which a Facility Event is continuing unremedied and unwaived in writing) to:

(a)                                  discharge, compound, release or compromise claims in respect of the Vessel which have given or may give rise to any charge or lien or other claim on the Vessel or which are or may be enforceable by proceedings against the Vessel; and/or

(b)                                 have the Vessel and the Movable Goods publicly sold as provided in Article 3:268 et seq of The Netherlands Antilles Civil Code at any place designated by the Mortgagee, according to local use, to arrange the conditions of sale, receive the purchase money and give receipts therefor, to deliver the Vessel and to sign all documents and official records in order to satisfy the Netherlands Antilles Secured Obligations from the proceeds of sale (such right of sale to include the right to suspend the sale entirely or in part and to pass on to a second sale if, in the Mortgagee’s judgment, the price obtained would not be sufficient or if the purchase price and costs due at the sale are not duly paid by the buyer) and the Owner shall in case of such public sale or resale permit the Vessel to be publicly inspected for two days a week (the dates to be determined by the Mortgagee) and the Owner shall vacate the Vessel on the date to be determined in the conditions of sale (in case of default such vacation to be effected pursuant to the first authentic copy of the deed of auction) or request the Court in First Instance to permit a private execution as meant in Article 3:268 paragraph 2 of The Netherlands Antilles Civil Code; and/or

(c)                                  in the case of default of payment, after having obtained authorisation of the Court in First Instance, have the Vessel located at the place of sale determined by the Mortgagee, where the Vessel shall remain located at the expense of the Owner, the Owner being obliged to vacate or to have vacated the Vessel at the first demand and to physically deliver the Vessel to the Mortgagee, and with or without the benefit of any charterparty, and free from any claim by the Owner (whether in admirality, in equity, at law or by statute) by public auction, at such place and upon such terms as the Mortgagee in its absolute discretion may determine, with power to postpone any such sale and without being answerable for any loss occasioned by such sale or resulting from postponement thereof; and/or

(d)                                 after having obtained authorisation of the Court in First Instance, manage, insure, maintain and repair the Vessel, and to employ, sail or lay up the Vessel in such manner and for such period as the Mortgagee, in its absolute discretion, deem expedient, accounting only for net profits arising from any such employment in accordance with Article 3:267 of The Netherlands Antilles Civil Code. Furthermore the Mortgagee is authorised, if such is required in view of the execution, to take possession of the Vessel and to demand that vacation takes place, if needed by virtue of the executory copy of this Deed; and/or

(e)                                  to recover from the Owner on demand all Expenses incurred or paid by the Mortgagee in connection with the exercise of the powers (or any of them) referred to in this clause 4.

4.4                                 DEALINGS WITH MORTGAGEE

Upon any sale of the Vessel or any share or interest therein by the Mortgagee pursuant to clause 4.3, the purchaser shall not be bound to see or enquire whether the Mortgagee’s power of sale has arisen in the manner provided in this Deed and the sale shall be deemed to be within the power of the Mortgagee and receipt of the Mortgagee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor and the sale shall operate to divest the Owner of all rights, title and interest of any nature whatsoever in the Vessel and to bar any such interest of the Owner and all persons claiming through or under the Owner.

5.                                      APPLICATION OF MONEYS

5.1                                 All moneys received by the Mortgagee in respect of any sale of the Vessel or collection under or in respect of any other part thereof shall be applied in the manner specified in clause 9 of the Deed of Proceeds and Priorities.

5.2                                 In the case of voluntary sale of the Vessel no clearing of the mortgage will take place.

5.3                                 All costs and rights due with respect to the granting of the mortgage and the rights of assignment by this Deed, of the first authentic copy of the Deed and of the additional documents, of the registration, termination and cancellation of all legal notices and other documents, legal measures or acts connected with the mortgage, including but not limited to the registration of any transferees, successors or assigns of the Beneficiaries and including those of any non-terminated execution of sale in virtue Article 3:268 of The Netherlands Antilles Civil Code and any and all costs incurred by the Mortgagee in safeguarding its interest or executing its rights hereunder, shall be for the account of the Owner.

6.                                      COSTS AND INDEMNITIES

6.1                                 COSTS

The Owner shall pay to the Mortgagee on demand on a full indemnity basis all Losses incurred by the Mortgagee in connection with the exercise or enforcement of, or preservation of any rights under, this Deed or otherwise in respect of the Netherlands Antilles, Secured Obligations and the security therefor, or in connection with the preparation, completion, execution or registration of this Deed.

6.2                                 BENEFICIARIES’ INDEMNITY

The Owner hereby agrees and undertakes to indemnify the Mortgagee and each other Beneficiary against all Losses which may now or hereafter be incurred by the Mortgagee, by any other Beneficiary or by any manager, agent, officer or employee for whose liability, act or omission the Mortgagee or any other Beneficiary may be answerable, the Mortgagee, each other Beneficiary and each such person hereinafter referred to as: an “Indemnified Person”, in respect of, in relation to, or in connection with anything done or omitted in the exercise or purported exercise of the powers contained in this Deed or otherwise in connection therewith and herewith or with the Vessel, the other Security or otherwise howsoever in relation to, or in connection with, any of the matters dealt with in this Deed.

7.                                  LAW AND JURISDICTION

7.1                             LAW

This Deed is governed by, and shall be construed in accordance with the laws of The Netherlands Antilles.

7.2                                 SUBMISSION TO JURISDICTION

For the benefit of the Mortgagee, the parties thereto irrevocably and unconditionally agree that any legal action or proceeding arising out of or in connection with this Deed may be brought in the English courts, which shall have jurisdiction to settle or determine any dispute or claim arising out of or in connection with this Deed, and irrevocably and unconditionally submits to the exclusive jurisdiction of the English courts. The Owner irrevocably and unconditionally designates, appoints and empowers WFW Legal Services Limited, at the address of its registered office for the time being (presently of 15 Appold Street, London EC2A 2HB, England), to receive, for it and on its behalf, service of process issued out of the English courts in any legal action or proceeding arising out of or in connection with this Deed. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Mortgagee to take any legal action or proceeding against the Owner in any other court of competent jurisdiction nor shall the taking of any legal action of proceeding in any one or more jurisdictions preclude the taking of any legal action or proceeding in any other jurisdiction, whether concurrently or not. The parties further agree that only the English courts and not those of any other jurisdiction shall have jurisdiction to settle and determine any dispute or claim which the Owner may have against the Mortgagee arising out or in connection with this Deed.

The appearer under 2, acting in her capacity stated, declared to accept on behalf of the Mortgagee the mortgage and all other stipulations and conditions herein.

Finally the appearers declared, acting as aforementioned to elect domicile for the purpose of the execution of the present Deed at the office of the custodian of this Deed, at the office of the Registrar of Mortgages and Ship Documents on Curaçao and at the office of the Mortgagee.

Creating of power of attorney

Mentioned powers of attorney have sufficiently been established to me, civil-law notary.

The granting of the powers of attorney to appearer under 1 sufficiently appears from a deed executed before me, civil-law notary on the twenty-seventh day of June two thousand and six.

The granting of the power of attorney to appearer under 2 sufficiently appears from a private deed, executed on the twenty-first day of June two thousand and six, which deed, after having been acknowledged for true in accordance with the law, has been attached to a deed of mortgage executed on this twenty-ninth day of June two thousand and six before me.

The appearers are known to me.

IN WITNESS WHEREOF, this Deed was drawn up at Curaçao on the day mentioned in the heading hereof. After the contents of the deed were factually stated to the appearers, the appearers declared to be informed of the contents of the deed and not to desire a complete reading aloud thereof.

Thereupon this Deed was after abbreviated reading aloud signed by the appearers and me at nine o’clock in the morning.

(signed) A. Gomez; M. Bergervoet; A. Eshuis.

ISSUED FOR TRUE COPY!

[seal and signature]